Exhibit 99.1

Unusual Machines Issues Letter to Shareholders

CEO Allan Evans shares Q4 2024 highlights and provides insight into the Company’s future plans

ORLANDO, Florida – March 27, 2025 (ACCESSWIRE) – Unusual Machines, Inc. (NYSE American: UMAC) (“Unusual Machines” or the “Company”), a drone and drone components manufacturer, today announced it filed its Form 10-K with the U.S. Securities and Exchange Commission (the “SEC”) for the fiscal year ended December 31, 2024 and provided the following letter to its shareholders from CEO Allan Evans.

Dear Shareholders,

This shareholder letter follows the completion of our fiscal year 2024. This is our first year being public. It has been an excellent fourth quarter and an incredible year. We continue to see great interest in the company and receive questions from shareholders. We would like to take this opportunity to provide context and deeper insights into our operations and what these represent for Unusual Machines’ future.

Operations Update

Unusual Machines revenue for the fourth quarter revenue was over $2.0 million which represents a sequentially quarter over quarter increase of approximately 31%. This is our best revenue quarter of all time (again) and was done while improving gross margins slightly to 28%. With the launch of our Blue Framework products, approximately 15% of our Q4 revenue was from enterprise sales. Our total revenue of $5.65M for FY2024 exceeded our target of $5M for 2024 by 13%. This growth was achieved without customer concentration as no single customer represented more than 5% of our total revenue for 2024.

GAAP Loss

The elephant in the room is the large net loss Unusual Machines realized in fiscal year 2024. Due to GAAP accounting practices, we realized a net loss of $31.98M. This is almost entirely due to accounting requirements that have no cash flow impact on the operations or health of the business. Two particularly significant examples are a $10M non-cash loss on goodwill as an adjustment required from the acquisitions of Rotor Riot and Fat Shark and a $16M non-cash expense from derivates related to the debt conversion. Our practical operating loss for 2024 is approximately $4.6M (which also excludes stock compensation expense). Please reference the reconciliation between GAAP net loss and our practical operating loss in Table 2. As the large non-cash losses are due to derivate accounting incurred from our debt conversion and clean-up of the capitalization table we don’t expect similar losses in the future.

Cash Position

We view managing our cash position and cash flow as the most important aspect of our business. We started the fourth quarter with $1.69M and finished the quarter with $3.76M. The breakdown of the cash position change over the quarter (Table 1) provides greater detail on our expenses. We kept normal operations cash burn below $0.9M even though they did come in slightly above expectations, as there were some additional costs associated with our PIPE financing. This cash position has been bolstered by the conversion of $2.4M in warrants in Q1 of 2025 and we plan to continue limiting our cash burn as part of our long-term focus on cash flow.

Cap Table and Corporate Health

2024 was a very dynamic year for the cap table and financial health of Unusual Machines. Right after the IPO, Unusual Machines had 11,207,717 fully diluted shares, roughly $3M in cash, and $4M in debt. 47% of those shares were owned by Red Cat Holdings and the Company. There were several different transactions throughout 2024 as management worked to improve the long-term viability of the Company. At the end of 2024, there were 16,999,597 fully diluted shares, roughly $5.78M in cash (which includes the cash at year end and the Feb 2025 converted warrants), and $0 in debt. There is not any one entity that owns 10% or more of Unusual Machines Stock. Given the cash position, limited cash burn, improving revenues and margins, and diversified shareholder base; we believe the Company is in a very strong position going into 2025.

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Odds and Ends

There are substantial market dynamics with the conflicts in Europe and Israel, tariffs, and a variety of other legislative impacts from the current administration and the work of DOGE. In general, we do not expect these different factors to have a negative impact on our business. One major change has actually created a larger marketplace for our enterprise segment. In January, JIANGXI XINTUO ENTERPRISE CO LTD was added to the Specially Designated Nationals and Blocked Persons (SDN) List. This company owns and operates T-Motor, a high-quality Chinese motor company that also sells other drone components in our core categories. For many years T-Motor has provided drone motors to drone manufacturers across the globe. Their addition to the SDN list means that sanctions have been placed against them; All US persons and companies are not permitted to conduct any further business with T-Motor. These sanctions have created a major market opportunity for us.

Unusual Machines is in very healthy position, so we decided to work with the NYSE to enable options trading on our stock. This went into effect on Monday March 24, 2025. We are now eligible to file a form S-3 Registration Statement, and we expect to do that in the coming weeks. The anticipated Aloft transaction is still in process. Finally, the management team has put in place 10b5-1 programs to occasionally sell stock to pay for taxes associated with equity compensation.

Looking Ahead

Our priorities moving forward are clear:

•	Retail Sales: We will continue to invest in and expand Rotor Riot’s operations, driving both top-line growth and improved margins while introducing U.S. made components at competitive prices as well as take advantage of the tariffs to improve gross margins.

•	NDAA-Compliant Production: We expect more products to get Blue Framework certified. We also anticipate our B2B sales to represent a higher percentage of our revenue going forward now that we have multiple enterprise products and an initial sales pipeline.

•	Motor Factory: We expect to see some capital expense outlay as we work to quickly scale drone motor production in Orlando. The sanctions of T-Motor created a market vacuum that we must aggressively react to.

We are enthusiastic about the future of Unusual Machines. The company is in a great position to grow enterprise sales, and the legislative environment is favorable for growth through 2025. We thank you for your trust and continued confidence in our vision. We are still a small company and appreciate shareholder feedback. Please reach out with any questions or comments.

Sincerely,

Allan Evans

CEO of Unusual Machines

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Fourth Quarter Financial Results

•	Revenue totaled approximately $2.0 million for the three months ended December 31, 2024 and approximately $5.6 million for the period since the acquisitions of Fat Shark and Rotor Riot of February 16, 2024 through December 31, 2024. We did not have any revenue in the prior year or prior to the completion of the acquisitions.

•	Gross margin for the fourth quarter was approximately 28%, which brings us to a gross margin YTD of 28%. We did not have any revenue or gross profit in the prior year.

•	Our loss from operations was approximately $12.9 million for the three months ended December 31, 2024 as compared to an operating loss of $0.4 million for the three months ended December 31, 2023. Included in this is non-cash stock compensation expense of $1.5 million, $10.1 million related to the loss on impairment of goodwill and non-recurring expenses of $0.3 million.

•	Net loss attributable to common shareholders for the fourth quarter 2024 was approximately $27.1 million or ($3.26) per share as compared to a net loss of approximately $0.4 million for the fourth quarter 2023 or ($0.13) per share. The increase in net loss is driven from non-cash GAAP related expenses for our derivative accounting and debt extinguishment in other expense of $14.2 million and a non-cash GAAP related expense from our loss on goodwill impairment of $10.1 million in the fourth quarter of 2024. In addition, we incurred additional expenses as it relates to the completion of our IPO and acquisitions and additional costs incurred related to the transition and integration of Fat Shark and Rotor Riot.

•	We had approximately $3.7 million of cash as of December 31, 2024 as compared to $0.9 million as of December 31, 2023. The increase in cash relates to the closing of our IPO for gross proceeds of $5.0 million in February 2024, $1.9 million from our private placement in October 2024, and $1.5 million o cash proceeds from warrant exercises in December 2024. This was offset by our increase in net loss and cash used as consideration related to the acquisitions of Fat Shark and Rotor Riot and operating as a public company.

For further information concerning our financial results, see the tables attached to this shareholders’ letter.

About Unusual Machines

Unusual Machines manufactures and sells drone components and drones across a diversified brand portfolio, which includes Fat Shark, the leader in FPV (first-person view) ultra-low latency video goggles for drone pilots. The Company also retails small, acrobatic FPV drones and equipment directly to consumers through the curated Rotor Riot e-commerce store. With a changing regulatory environment, Unusual Machines seeks to be a dominant component supplier to the fast-growing multi-billion-dollar US drone industry and the global defense business. According to Fact.MR, the global drone accessories market is currently valued at $17.5 billion and is set to top $115 billion by 2032.

For more information visit Unusual Machines at https://www.unusualmachines.com/.

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Safe Harbor Statement

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. The words “believe,” “may,” “estimate,” “continue,” “anticipate,” “intend,” “should,” “plan,” “could,” “target,” “potential,” “is likely,” “will,” “expect” and similar expressions, as they relate to us, are intended to identify forward-looking statements. These statements include: our expectation that we will not incur similar losses as we incurred in Q4 2024 in the future, our ability to continue to limit our cash burn and improve our margins, cash flow and revenues, our expectation that tariffs will not have a significant impact on our business, our ability to close the Aloft transaction, our ability to expand Rotor Riot’s operations, driving both top-line growth and improved margins while introducing U.S. made components at competitive prices; our ability to take advantage of tariffs to improve our margins, our ability get more products listed on the Blue UAS Framework of the U.S. Department of Defense, more products to get Blue Framework certified, our anticipation that our B2B sales will represent a higher percentage of our revenue going forward, our ability to quickly scale a motor factory in Orlando, and our ability to capitalize enterprise sales and the legislative environment to drive substantial growth through 2025. The results expected by some or all of these forward-looking statements may not occur. Factors that affect our ability to achieve these results include the impact of the recent U.S. presidential election on (i) advancing the sale of non-Chinese drone parts, (ii) on the economy, and (iii) the war in Ukraine, governmental delays, future interest rates, and our ability to enhance our existing products, develop new products and create new services for our customers and future customers, and the Risk Factors contained in our Annual Report on Form 10-K filed with the Securities and Exchange Commission on March 27, 2025. Factors or events that could cause our actual results to differ may emerge from time to time, and it is not possible for us to predict all of them. Any forward-looking statement made by us herein speaks only as of the date on which it is made. We undertake no obligation to update any forward-looking statement, whether as a result of new information, future developments or otherwise, except as may be required by law.

Contact:

CS Investor Relations

917-633-8980

investors@unusualmachines.com

SOURCE: Unusual Machines, Inc.

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Table 1

Cash balance at September 30, 2024	$1.7M

Q4 cash financings:
Oct 2024 private placement	1.8M
Warrant exercises from Aug note conversion	1.5M

Q4 cash spend:
Non-recurring expenses (professional fees for debt conversion and certain other expenses)	(0.2M	)
Marketing and IR additional spend	(0.1M	)
Inventory decrease	0.3M
Accounts payable decrease	(0.3M	)
Normal operations	(0.9M	)

Cash Balance at December 31, 2024	$3.8M

Table 2

GAAP Net loss for year ended December 31, 2024	$(31.9M	)

Non-cash other expenses:
Add: Change in fair value of derivatives	16.1M
Less: Gain on debt extinguishment	(1.2M	)
Subtotal: non-cash other expenses	(14.9M	)

Interest expense and income tax benefit	0.1M
Add: Goodwill impairment	10.0M
Add: Non-cash stock compensation expense	2.3M

Normalized loss from operations for year ended December 31, 2024	$(4.6M	)

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Unusual Machines, Inc.

Balance Sheets

	December 31,
	2024	2023

ASSETS
Current assets:
Cash & cash equivalents	$3,757,323	$894,773
Accounts receivable	66,575	–
Inventories	1,335,503	–
Prepaid inventory	904,728	–
Other current assets	31,500	120,631
Total current assets	6,095,629	1,015,404

Property and equipment, net	570	1,254
Deferred offering costs	–	512,758
Operating lease right-of-use assets	323,514	–
Other assets	59,426	–
Goodwill	7,402,906	–
Intangible assets, net	2,225,530	–
Total non-current assets	10,011,946	514,012

Total assets	$16,107,575	$1,529,416

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities
Accounts payable and accrued expenses	$668,732	$114,497
Deferred revenue	197,117	–
Operating lease liability	67,820	–
Total current liabilities	933,669	114,497

Long-term liabilities
Deferred tax liability	93,793	–
Operating lease liability – long term	262,171	–
Total liabilities	1,289,633	114,497

Commitments and contingencies (Note 15)	–	–

Stockholders’ equity:
Series A preferred stock - $0.01 par value, 4,250 authorized and 0 and 0 shares issued and outstanding at December 31, 2024 and 2023, respectively	–	–
Series B preferred stock - $0.01 par value, 10,000,000 authorized and 0 and 190 shares issued and outstanding at December 31, 2024 and 2023, respectively	–	2
Series C preferred stock - $0.01 par value, 3,000 authorized and 0 and 0 shares issued and outstanding at December 31, 2024 and 2023, respectively	–	–
Common stock - $0.01 par value, 500,000,000 authorized and 15,122,018 and 3,217,255 shares issued and outstanding at December 31, 2024 and 2023, respectively	151,221	32,173
Additional paid in capital	50,580,235	5,315,790
Accumulated deficit	(35,913,514)	(3,933,046)
Total stockholders’ equity	14,817,942	1,414,919

Total liabilities and stockholders’ equity	$16,107,575	$1,529,416

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Unusual Machines, Inc.

Statements of Operations

	Year Ended December 31,
	2024	2023

Revenue	$5,565,319	$–

Cost of goods sold	4,019,068	–

Gross profit	1,546,251	–

Operating expenses:
Operations	959,740	–
Research and development	90,584	–
Sales and marketing	1,091,268	–
General and administrative	6,250,939	2,377,862
Loss on impairment of goodwill	10,073,326	–
Depreciation and amortization	72,161	5,600
Total operating expenses	18,538,018	2,383,462

Loss from operations	(16,991,767)	(2,383,462)

Other income (expense):
Interest income	1,146	–
Interest expense	(116,981)	–
Gain on debt extinguishment	1,259,979	–
Change in fair value of derivatives and warrant liabilities	(16,146,205)	–
Total other income (expense)	(15,002,061)	–

Net loss before income tax	(31,993,828)	(2,383,462)

Income tax benefit (expense)	13,360	–

Net loss	$(31,980,468)	$(2,383,462)

Net loss per share attributable to common stockholders
Basic and diluted	$(3.84)	$(0.72)

Weighted average common shares outstanding
Basic and diluted	8,325,128	3,307,118

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